                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


Date of Report:       April 17, 1997



                                 MATTEL, INC.
                                 ------------
            (Exact name of registrant as specified in its charter)


         Delaware                   001-05647                  95-1567322
------------------------------------------------------------------------------
(State or other jurisdiction       (Commission              (I.R.S. Employer
 of incorporation)                 File No.)              Identification  No.)


333 Continental Boulevard, El Segundo, California                   90245-5012
------------------------------------------------------------------------------
(Address of principal executive offices)                            (Zip Code)


Registrant's telephone number, including area code              (310) 252-2000
                                                  ----------------------------

                                      N/A
------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 7.         Financial Statements and Exhibits
-------         ---------------------------------

        (a)     Financial statements of businesses acquired:



INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Tyco Toys, Inc.
Mount Laurel, New Jersey

We have audited the accompanying consolidated balance sheets of Tyco Toys, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tyco Toys, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.




/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 4, 1997 except for note 15, as to which the date is March 27, 1997

                                Tyco Toys, Inc.
                         Consolidated Balance Sheets
                        As of December 31, 1996 and 1995
                      (in thousands, except share amounts)

                                                                            1996        1995
                                                                          ---------   ---------
ASSETS
------
Current assets
 Cash and cash equivalents (note 1)                                       $ 49,646    $ 27,604
 Receivables, net (note 3)                                                 188,990     187,503
 Inventories, net (note 1)                                                  71,492      56,710
 Prepaid expenses and other current assets                                  17,235      19,738
 Deferred taxes (note 8)                                                    19,736      13,008
                                                                          --------    --------
   Total current assets                                                    347,099     304,563

Property and equipment, net (note 1)                                        36,668      33,021

Goodwill, net of accumulated amortization (note 1)                         219,284     226,112
Deferred taxes (note 8)                                                     23,163      28,560
Other assets                                                                20,125      22,876
                                                                          --------    --------
     Total assets                                                         $646,339    $615,132
                                                                          ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities
 Notes payable (note 5)                                                   $  8,439    $ 60,923
 Current portion of long-term debt (note 6)                                    998       1,053
 Accounts payable                                                           52,657      45,557
 Accrued expenses and other current liabilities (note 4)                    92,688      93,179
                                                                          --------    --------
   Total current liabilities                                               154,782     200,712

Long-term debt (note 6)                                                    146,597     147,180

Other liabilities                                                            1,378       1,900

Commitments and contingencies (notes 8, 9 and 10)

Stockholders' equity (notes 5, 6, 7 and 8)
 Preferred stock, $.10 par value, 1,000,000 shares authorized;
   826,431 and 52,059 shares issued and outstanding in 1996 and 1995            83           5
 Common stock, $.01 par value, 75,000,000 shares authorized;
   35,032,458 and 35,017,158 shares issued in 1996 and 1995                    350         350
  Additional paid-in capital                                               441,434     347,033
  Accumulated deficit                                                      (74,452)    (58,261)
  Treasury stock, at cost                                                   (1,676)     (1,676)
  Cumulative translation adjustment                                        (22,157)    (22,111)
                                                                          --------    --------
   Total stockholders' equity                                              343,582     265,340
                                                                          --------    --------
     Total liabilities and stockholders' equity                           $646,339    $615,132
                                                                          ========    ========

 See accompanying notes to consolidated financial statements.

                                Tyco Toys, Inc.
                     Consolidated Statements of Operations
             For the Years Ended December 31, 1996, 1995 and 1994
                   (in thousands, except per share amounts)

                                                             1996         1995         1994
                                                             ----         ----         ----
Net sales                                                  $720,954     $709,109     $753,098
Cost of goods sold                                          404,093      416,236      445,394
                                                           --------     --------     --------

Gross profit                                                316,861      292,873      307,704

Marketing, advertising and promotion                        174,189      160,779      172,462
Selling, distribution and administrative expenses           121,246      119,066      123,622
Restructuring charges (note 2)                                    -        8,900        4,700
Amortization of goodwill                                      6,399        6,410        6,285
                                                           --------     --------     --------

Total operating expenses                                    301,834      295,155      307,069
                                                           --------     --------     --------

Operating income (loss)                                      15,027       (2,282)         635

Interest expense, net                                        23,826       28,026       30,913
Foreign currency (gain) loss                                    171         (250)       3,138
Other income, net                                                15       (1,824)      (1,943)
                                                           --------     --------     --------

Loss before income taxes                                     (8,985)     (28,234)     (31,473)

Provision (benefit) for income taxes (note 8)                  (185)      (1,005)       1,500
                                                           --------     --------     --------

Net loss                                                     (8,800)     (27,229)     (32,973)

Preferred stock dividends                                     7,391        3,200        2,157
                                                           --------     --------     --------

Net loss applicable to common shareholders                 $(16,191)    $(30,429)    $(35,130)
                                                           ========     ========     ========
Net loss per common share (notes 1, 6 and 7)               $  (0.46)    $  (0.87)    $  (1.01)
                                                           ========     ========     ========
Weighted average number of common shares outstanding         34,827       34,788       34,687
                                                           ========     ========     ========

See accompanying notes to consolidated financial statements.

                                 Tyco Toys, Inc.
                Consolidated Statements of Stockholders' Equity
              For the Years Ended December 31, 1996, 1995 and 1994
                       (in thousands, except share data)

                                 Preferred Stock     Common Stock    Additional   Retained    Treasury Stock    Cumulative
                                 ---------------     ------------     Paid-in     Earnings    --------------    Transaction
                                Shares     Amount    Shares   Amount   Capital   (Deficit)   Shares    Amount   Adjustment   Total
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993        -        $-   34,847,316    $348  $294,499   $  7,298  (175,590) $(1,595)   $(23,101)  $277,449

Exercise of stock options           -         -       46,200       1       208          -         -        -           -        209
Issuance of preferred stock    47,619         5            -       -    46,995          -         -        -           -     47,000
Preferred stock dividends       1,436         -            -       -     1,511     (2,157)        -        -           -       (646)
Foreign currency translation
 adjustment                         -         -            -       -         -          -         -        -       5,193      5,193
Net loss                            -         -            -       -         -    (32,973)        -        -           -    (32,973)
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1994   49,055         5   34,893,516     349   343,213    (27,832) (175,590)  (1,595)    (17,908)   296,232

Issuance of restricted stock        -         -       42,342       -       338          -         -        -           -        338
Exercise of stock options           -         -       81,300       1       328          -         -        -           -        329
Acquisition of treasury stock       -         -            -       -         -          -   (14,900)     (81)          -        (81)
Preferred stock dividends       3,004         -            -       -     3,154     (3,200)        -        -           -        (46)
Foreign currency translation
 adjustment                         -         -            -       -         -          -         -        -      (4,203)    (4,203)
Net loss                            -         -            -       -         -    (27,229)        -        -           -    (27,229)
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995   52,059         5   35,017,158     350   347,033    (58,261) (190,490)  (1,676)    (22,111)   265,340

Exercise of stock options           -         -       15,300       -       125          -         -        -           -        125
Issuance of preferred stock   772,800        77            -       -    92,625          -         -        -           -     92,702
Preferred stock dividends       1,572         1            -       -     1,651     (7,391)        -        -           -     (5,739)
Foreign currency translation
 adjustment                         -         -            -       -         -          -         -        -         (46)       (46)
Net loss                            -         -            -       -         -     (8,800)        -        -           -     (8,800)
-----------------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996  826,431       $83   35,032,458    $350  $441,434   $(74,452) (190,490)  $(1,676)  $(22,157)  $343,582
===================================================================================================================================


See accompanying notes to consolidated financial statements.

                                Tyco Toys, Inc.
                     Consolidated Statements of Cash Flows
             For the Years Ended December 31, 1996, 1995 and 1994
                                (in thousands)

                                                                       1996           1995           1994
                                                                       ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                             $ (8,800)     $(27,229)      $(32,973)
 Adjustments to reconcile net loss to net cash
  provided by operating activities:
        Depreciation                                                    22,135        27,086         24,566
        Amortization                                                    10,151         9,935          7,594
        Non-cash interest expense                                            -         1,066          1,468
        Deferred income tax provision (benefit)                         (1,310)            -          1,161
        Increase (decrease) in allowance for bad debts, returns,
         markdowns, discounts and other receivable reserves             17,229         4,943         (5,885)
        Increase (decrease) in allowance for obsolescence and
         other inventory reserves                                        2,034        (5,104)        (3,449)
CHANGE IN ASSETS AND LIABILITIES:
 (Increase) decrease in receivables                                    (18,340)       17,824         18,273
 (Increase) decrease in inventories                                    (16,118)       16,040         37,582
 Decrease in prepaid expenses and other current assets                   2,078         5,381          3,011
 Increase in other assets                                                 (700)       (3,503)        (3,957)
 Increase (decrease) in accounts payable                                 7,036        (7,121)       (13,354)
 Increase (decrease) in accrued expenses and other current
  liabilities                                                           (6,153)        1,086        (16,420)
 Increase (decrease) in other liabilities                                 (479)         (185)           656
                                                                      --------      --------       --------
        Total adjustments                                               17,563        67,448         51,246
                                                                      --------      --------       --------
         Net cash provided by operating activities                       8,763        40,219         18,273
CASH FLOWS FROM INVESTING ACTIVITIES:
Disposition of property and equipment                                      243         1,005          1,433
Capital expenditures                                                   (22,129)      (15,959)       (21,158)
Acquisitions                                                                 -        (1,144)          (855)
                                                                      --------      --------       --------
         Net cash utilized by investing activities                     (21,886)      (16,098)       (20,580)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt                                             (1,282)       (1,700)       (30,052)
Repayment of notes payable, net                                        (52,481)      (16,079)       (10,633)
Proceeds from issuance of preferred stock, net                          92,702             -         47,000
Debt financing fees                                                          -        (5,694)             -
Proceeds from issuance of common stock, net                                125           329            209
Payment of preferred dividends                                          (3,726)            -              -
                                                                      --------      --------       --------
         Net cash provided (utilized) by financing activities           35,338       (23,144)         6,524
                                                                      --------      --------       --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                   (173)       (3,849)        (5,777)
                                                                      --------      --------       --------
         Net Increase (Decrease) in Cash and Cash Equivalents           22,042        (2,872)        (1,560)

Cash and Cash Equivalents, Beginning of Year                            27,604        30,476         32,036
                                                                      --------      --------       --------
CASH AND CASH EQUIVALENTS, END OF YEAR                                $ 49,646      $ 27,604       $ 30,476
                                                                      ========      ========       ========

CASH PAYMENTS DURING YEAR FOR:
 Interest                                                             $ 22,758      $ 25,031       $ 30,863
 Taxes                                                                   4,502         1,523          2,843

See accompanying notes to consolidated financial statements.

                                TYCO TOYS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF ACCOUNTING POLICIES
     ------------------------------

Principles of Consolidation

The consolidated financial statements include the accounts of Tyco Toys, Inc. ("Tyco" or the "Company") and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in joint ventures and other companies are accounted for on the equity method or cost basis depending upon the level of the investment and/or the Company's ability to exercise influence over operating and financial policies.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity at the date of purchase of three months or less to be cash equivalents. Short-term investments included in cash and cash equivalents primarily represent money market funds at December 31, 1996 and 1995 and are valued at cost, which approximates market value.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories, net, consist of (in thousands):

                             December 31,
                           -----------------
                              1996      1995
                           -------   -------
Raw materials              $13,961   $15,483
Work-in-process              1,339     1,534
Finished goods              66,094    47,561
Less obsolescence and
    other reserves           9,902     7,868
                           -------   -------
                           $71,492   $56,710
                           =======   =======

Advertising

Media costs are charged to operations in the year in which the related product is released.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is provided on a straight-line basis over estimated useful lives which range from 10 to 50 years for buildings, 18 months to 10 years for machinery, equipment and fixtures, the lease term or life of improvements (whichever is less) for leasehold improvements and the remaining lease term for assets under capital leases. Property and equipment, net, consists of (in thousands):

                                                December 31,
                                            -----------------------
                                              1996           1995
                                              ----           ----
Property and equipment owned:
 Land and buildings, machinery,
  equipment, and fixtures                   $138,258       $114,436
 Leasehold improvements                        9,824         10,309
 Construction in progress                      9,927          8,647
                                            --------       --------
                                             158,009        133,392

 Less accumulated depreciation
  and amortization                           122,193        101,801
                                            --------       --------

   Net property and equipment owned           35,816         31,591
                                            --------       --------
Machinery, equipment, and fixtures under
    capitalized leases:
 Machinery, equipment, and fixtures            2,241          2,602

 Less accumulated amortization                 1,389          1,172
                                            --------       --------
   Net property under capitalized leases         852          1,430
                                            --------       --------
                                            $ 36,668       $ 33,021
                                            ========       ========

Goodwill

Costs in excess of net assets acquired are amortized on a straight-line basis over forty years. Accumulated amortization of goodwill was $35,540,000 and $29,141,000 at December 31, 1996, and 1995, respectively.

Deferred Costs

Patent and trademark costs are deferred and amortized over a period of eighteen months. Deferred financing costs are amortized over the term of the related indebtedness.

Carrying Value of Noncurrent Assets

The Company periodically evaluates the carrying value of noncurrent assets, including goodwill and other intangible assets. The determination of potential impairment in carrying value is based upon current and anticipated undiscounted operating income which the Company has determined to approximate future undiscounted cash flows. Recognition of an impairment occurs when it is probable that such estimated future operating income will be less than the current carrying value of the asset being evaluated. Measurement of the amount of impairment loss, if any, is based upon the difference between the carrying value of the asset and its estimated fair market value. In 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121). Adoption of SFAS 121 did not have a significant effect on the financial position or results of operations of the Company.

Revenue Recognition

Sales are recorded as product is shipped. The Company provides for defective returns and other allowances at the time of shipment as a percentage of gross sales, based on historical experience.

Foreign Currency Translation

Assets and liabilities of the Company's foreign subsidiaries are translated into the U.S. dollar at exchange rates at the balance sheet date. Income, expenses and cash flows are translated at exchange rates prevailing during the year. The resulting currency translation adjustments are accumulated in a separate component of stockholders' equity. The Company enters into foreign currency forward exchange contracts and options as a hedge against currency fluctuations. Realized and unrealized foreign currency transaction gains and losses are included in earnings when incurred, except for those relating to intercompany transactions of a long-term investment nature which are accumulated in stockholders' equity. The Company does not speculate in foreign currencies.

Income Taxes

In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse (see note 8).

The Company does not provide deferred federal income taxes on the undistributed earnings of its foreign subsidiaries since such earnings are not expected to be remitted to the Company in the foreseeable future. Federal income taxes are provided currently on that portion of undistributed foreign earnings required to be included in accordance with the U.S. tax laws.

Net Loss Per Share

Net loss per share is computed by dividing the loss applicable to common shareholders by the weighted average number of common and common equivalent shares outstanding during the year. Outstanding options, and the Company's convertible notes and preferred securities were determined to be anti-dilutive for the three years ended December 31, 1996, and were therefore excluded from the per share calculations.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates and assumptions.

Accounting for Stock-Based Compensation - As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to measure stock-based compensation expense using the method prescribed by Accounting Principles Board of Opinion No. 25, Accounting for Stock Issued to Employees.

Reclassifications

Certain previously reported amounts have been reclassified to conform to the 1996 presentation.

(2)  RESTRUCTURING AND OTHER SPECIAL CHARGES
     ---------------------------------------

During the second quarter of 1995, the Company adopted a restructuring program focused on reducing the overhead costs of its European, United Kingdom and Tyco Preschool (formerly Tyco Playtime) units. The restructuring program generated annual savings through the combined effect of job eliminations, facility consolidations and streamlined operations. The pre-tax restructuring charge of $4,900,000 primarily consisted of approximately $3,000,000 in termination and other employee benefits; $1,300,000 of facility consolidation costs and lease termination payments; and an approximate $300,000 non-cash write-off of assets. The program was substantially completed by December 31, 1995.

During the fourth quarter of 1995, the Company adopted an additional restructuring program to further reduce European operating expenses. As part of the restructuring program, the Company closed its manufacturing facility located in Temse, Belgium and its distribution facility located in the United Kingdom. The program resulted in a pre-tax charge of $4,000,000 and generated annual savings primarily from reduced product costs resulting from the transfer of production to lower cost sources in the Far East and Portland. Approximately 75 positions were eliminated as a result of this restructuring. The program was substantially completed by April 1996. The 1995 fourth quarter charge consisted primarily of termination benefits which totalled $3,500,000.

As of December 31, 1996 and 1995, $1,738,000 and $4,434,000, respectively, of the 1995 restructuring charges (primarily termination benefits) were reflected in accrued expenses (see note 4).

During 1994, the Company recorded a $4,700,000 pre-tax charge related to additional costs to close its Italian subsidiary, including legal costs associated with the lawsuit filed by the former managing director of Tyco Italy against the Company (see note 10). In 1994, the Company entered into a five-year agreement with an Italian distributor to market the Company's products in Italy. The Company is entitled to minimum royalty payments in accordance with this agreement.


(3)  RECEIVABLES, NET
     ----------------

Receivables, net, consist of (in thousands):

                                        December 31,
                                     -------------------
                                       1996       1995
                                     --------   --------
Trade receivables                    $257,742   $237,041
Other receivables                       4,201      6,186
Less:
  Doubtful accounts                     6,655      6,052
  Returns, markdowns, discounts
    and other reserves                 66,298     49,672
                                     --------   --------
                                     $188,990   $187,503
                                     --------   --------

(4)  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
     ----------------------------------------------

Accrued expenses and other current liabilities consist of (in thousands):


                                        December 31,
                                      -----------------
                                        1996      1995
                                      -------   -------
Advertising and promotion             $20,147   $23,295
Income taxes                           16,455    19,498
Royalties                              14,224    13,825
Compensation                           12,867     7,593
Taxes other than income                 5,269     4,362
Interest                                4,849     4,907
Reserves for restructuring costs        1,738     4,434
Other                                  17,139    15,265
                                      -------   -------
                                      $92,688   $93,179
                                      -------   -------

(5)  NOTES AND ACCEPTANCES PAYABLE
     -----------------------------

In February and March 1995, the Company entered into $290,000,000 of new credit facilities (the "Credit Facilities"). These Credit Facilities were terminated on March 27, 1997 in connection with the Company's merger with Mattel, Inc. (see note 15). The Credit Facilities consisted of three separate three-year revolving credit facilities with General Electric Capital Corporation ("GECC") and affiliates in an aggregate amount of $90,000,000 and a $200,000,000 five-year domestic receivables securitization facility arranged by General Electric Capital Corporation.

The revolving credit facilities consisted of up to $35,000,000 for certain domestic entities (of which up to $10,000,000 was available to be used for letters of credit), $20,000,000 for Tyco Canada, and $35,000,000 for the Company's subsidiaries in the United Kingdom ("UK"). Availability under the domestic revolving credit was based upon inventory, as defined, and availability under the foreign revolving credits was based upon an aggregate of eligible accounts receivable and inventory, as defined. The revolving credit facilities were secured by a lien on substantially all of the Company's domestic assets and were also guaranteed by certain foreign subsidiaries. Subject to the maximum commitment under each of these facilities, borrowings were permitted up to 60% of eligible inventory and, in the Canadian and UK agreements, up to 80% of eligible accounts receivable. Interest rates on borrowings are determined at the option of the borrower based on various indices, including LIBOR or bankers' acceptance rate, plus 2.5%.

Under the securitization facility, Tyco Industries sold substantially all of its domestic accounts receivable to Tyco Funding I Corporation ("TFC I") and Tyco Funding II Corporation ("TFC II"). These companies are bankruptcy remote subsidiaries of Tyco Industries and are consolidated in the financial statements of the Company. TFC I and TFC II purchased the accounts receivable with proceeds from their borrowings under a commercial paper facility (limited to a maximum of 75% of eligible accounts receivable, as defined) and certain deferred payments. The interest rate on the facility was the market rate for commercial paper plus 1.30.

At December 31, 1996, total utilization under the Credit Facilities was $5,511,000 in letters of credit.

Under the terms of the Credit Facilities, the Company and its subsidiaries were
(1) subject to covenants and conditions relating to the maintenance of net worth, fixed charge coverage and income; (2) restricted from incurring additional indebtedness or certain obligations and from acquiring any other entities, whether by asset purchase, merger or otherwise; (3) restricted in the ability to pay cash dividends on capital stock subject to certain limitations; and (4) permitted to guarantee additional amounts of debt incurred by certain of its subsidiaries up to an aggregate of $70,000,000. During the fourth quarter of 1996, the Company was not in compliance with certain financial covenants under the Credit Facilities as amended and received waivers from GECC and affiliates. The Company further amended the Credit Facilities to reflect revisions to its financial covenants.

Certain foreign subsidiaries of the Company have agreements with various banks which provide for credit extensions of $74,435,000 and $35,764,000 at December 31, 1996 and 1995, respectively. Short-term borrowings under these facilities were $8,439,000 and $15,503,000, at December 31, 1996 and 1995, respectively.
Borrowings under these agreements are subject to a variety of terms and conditions, including collateral requirements. These subsidiaries also had outstanding letters of credit aggregating $3,524,000 and $7,826,000 at December 31, 1996 and 1995, respectively.



(6)  LONG-TERM DEBT
    ---------------

Long-term debt consists of (in thousands):

                                   December 31,
                             -----------------------
                               1996           1995
                               ----           ----
Subordinated notes           $142,534       $142,534
Mortgage                        4,041          4,143
Other                           1,020          1,556
                             --------       --------
                              147,595        148,233

Less amounts due within
  one year                        998          1,053
                             --------       --------
                             $146,597       $147,180
                             ========       ========

Subordinated notes include $126,500,000 of Senior Subordinated Notes and $16,034,000 of Convertible Subordinated Notes.

Senior Subordinated Notes mature in 2002 and bear interest at 10.125% payable on February 15 and August 15. The Notes are redeemable at the option of the Company in whole or in part after August 15, 1997, at redemption prices equal to 103.797% of the principal amount reducing annually to 100% by August 15, 2000. The Senior Subordinated Notes are guaranteed by Tyco Industries (a subsidiary of
Tyco) and certain of its subsidiaries.

The Convertible Subordinated Notes, which are to be repaid in four equal annual payments commencing in 1998, bear interest at 7% payable on June 30 and December
31. During 1995, $1,066,000 of additional Convertible Subordinated Notes were issued in lieu of interest payments. The Notes are convertible at a price of $10 per share into approximately 1,603,000 shares of common stock of the Company at December 31, 1996.

The Company's variable rate mortgage (7.4% at December 31, 1996) is secured by land and building having a net book value of approximately $8,100,000 at December 31, 1996. The mortgage is payable in annual installments of $527,000 and matures in 2004.

Long-term debt is scheduled to mature as follows: 1997 - $998,000; 1998 - $5,077,000; 1999 - $4,544,000; 2000 - $4,536,000; 2001 - $4,534,000, and
thereafter - $127,906,000.



(7)  STOCKHOLDERS' EQUITY
     --------------------

Stock Option Plans

At December 31, 1996, the Company has four stock option plans: 1985 Tyco Toys Incentive Stock Option Plan, 1986 Non-Qualified Stock Option Plan, 1986 Non-Qualified Stock Option Plan 2 and 1992 Non-Qualified Stock Option Plan. A total of 4,520,000 shares of common stock were originally reserved for issuance pursuant to options to be granted under these stock option plans. At December 31, 1996, there are approximately 725,000 options available for grant. The plans provide for option grants at exercise prices not less than the closing market value as listed on the New York Stock Exchange on the date the option is granted, subject to adjustment for such changes as stock splits.

Options granted prior to 1995 are fully exercisable from the date of grant. Options granted during 1996 and 1995 generally become exercisable in equal installments over three years. Of the options outstanding, 988,935 were exercisable as of December 31, 1996. In 1994, new stock options were issued subject to the surrender and cancellation of certain outstanding stock options.

The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's four stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net loss and per share would have been adjusted to pro forma amounts indicated below:

                                    1996        1995
                                  ---------   ---------

Net Loss            As reported   ($16,191)   ($30,429)
                    Pro forma      (16,634)    (30,704)

Loss Per Share      As reported      ($.46)      ($.87)
                    Pro forma        ($.48)      ($.88)



The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1995 respectively: zero dividend yield for all years; expected volatility of approximately 47, and approximately 50 percent, risk-free interest rates of 6.2 and 6.3 percent; and expected lives of 5 years for all plans.

A summary of the status of the Company's stock option plans as of December 31, 1996, 1995 and 1994, and changes during the years ending on those dates is presented below:

                                                1996                            1995                            1994
                                   -------------------------------------------------------------------------------------------------

                                                    Weighted-                       Weighted-                        Weighted-
                                                     Average                         Average                          Average
                                       Shares     Exercise Price      Shares       Exercise Price        Shares    Exercise Price
                                   -------------------------------------------------------------------------------------------------

Outstanding at Beginning of Year      1,661,171       $7.72          1,199,028         $8.61            1,451,560      $13.67

Granted                                 281,375       $4.90            716,009         $5.71              991,762      $ 9.00

Exercised                               (15,300)      $8.17            (81,300)        $4.50              (46,200)     $ 4.50

Forfeited                              (236,371)      $9.08           (172,566)        $7.13           (1,198,094)     $15.11
                                        -------                        -------                          ---------

Outstanding at End of Year            1,690,875       $7.13          1,661,171         $7.72            1,199,028      $ 8.61
                                      =========                      =========                          =========

Fair Value of Options Granted                         $2.42                            $2.93


The following table summarizes information about stock options outstanding at December 31, 1996:




                          OPTIONS OUTSTANDING                                                  OPTIONS EXERCISABLE
-----------------------------------------------------------------------------              -----------------------------------------

     RANGE OF               NUMBER          WEIGHTED-             WEIGHTED-               NUMBER          WEIGHTED-
   EXERCISE PRICES       OUTSTANDING         AVERAGE               AVERAGE             EXERCISABLE         AVERAGE
                                           REMAINING            EXERCISE PRICE                         EXERCISE PRICE
                                          CONTRACTUAL
                                             LIFE
------------------------------------------------------------------------------------------------------------------------------------
$4.13 TO $5.63            889,022          4 Years                $ 5.40              206,770            $ 5.63

$ 7.00 TO $7.38            59,831          3 Years                $ 7.19               40,143            $ 7.19

$ 9.00 TO $11.50          724,522          2 Years                $ 9.03              724,522            $ 9.03

$14.69 TO $17.00           17,500             *                   $16.01               17,500            $16.01
                           ------                                                      ------

                        1,690,875                                                     988,935
                        =========                                                     =======

* Less than one year

Long-Term Incentive Plan

During 1995, the Board of Directors and shareholders of the Company approved the establishment of a new Long-Term Incentive Plan for certain senior executive managers of the Company. Under the Plan, the Company has the authority to issue up to 2,000,000 restricted stock units (Restricted Stock Units). This Plan was designed to supplement the Company's 1992 Non-Qualified Stock Option Plan. The Restricted Stock Units entitle participants to receive a prescribed number of shares of Company stock after seven years of continued employment. A participant's vesting of Restricted Stock Units can be accelerated if total return to shareholders exceeds targeted levels. During 1996 and 1995, the Company granted 160,000 and 759,000, respectively, Restricted Stock Units to senior executive managers of the Company pursuant to the Plan. The aggregate fair market value of the Restricted Stock Units, which is determined to be equivalent to the Company's common stock price at the date of award, is being amortized to compensation expense over the restriction period. Total compensation expense reflected in the Consolidated Statements of Operations for 1996 and 1995 was $748,000 and $464,000, respectively. During 1995, the Company issued 2,342 shares of Common Stock pursuant to the Long-Term Incentive Plan.

Preferred Stock

On June 28, 1996, the Company received net proceeds of $92,702,000 after fees and expenses from the sale of 772,800 shares of Series C Mandatorily Convertible redeemable Preferred Stock (Series C Preferred Stock). The Series C Preferred Stock has a liquidation value of $125 per share. Dividends are payable quarterly commencing October 1, 1996, at a rate of 8 1/4% per annum. The net proceeds were used to retire certain short-term indebtedness and for working capital purposes. Depositary Shares, each representing one twenty-fifth of a share of Series C Preferred Stock, were sold as part of the offering at an issue price of $5 per share. Each of the 19,320,000 Depositary Shares issued will mandatorily convert into 1.111 shares of the Company's common stock on July 1, 2000, unless previously converted by the holder or redeemed by the Company. Holders may convert each Depositary Share into 0.8197 of a share of the Company's common stock at any time prior to July 1, 2000. The Series C Preferred Stock is not redeemable by the Company prior to July 1, 1999. At that date until June 30, 2000, the Company may redeem the Series C Preferred Stock and therefore the Depositary Shares in whole or in part. Upon such redemption, each holder will receive in exchange for each Depositary Share, the greater of (i) the number of shares of the Company's common stock equal to the quotient of (a) the sum of (1) $5.103 at July 1, 1999 declining to $5.00 at July 1, 2000 and (2) all accrued and unpaid dividends thereon for each Depositary Share called divided by (b) the current market price, as defined, of a share of the Company's common stock as of the redemption date and (ii) 0.8197 of a share of the Company's common stock.

On April 15, 1994, the Company issued $50,000,000 of 6% Series B Voting Convertible Exchangeable Preferred Stock (Series B Preferred Stock) to an investment group consisting of Corporate Partners, L.P., Corporate Offshore Partners, L.P., and the State Board of Administration of Florida, collectively referred to as the Purchasers. The $47,000,000 of net proceeds after issuance costs were used to reduce net borrowings of the Company and for general corporate purposes. The Series B Preferred Stock has an annual dividend yield of 6% which was paid in the form of additional shares of Series B Preferred Stock through April 15, 1996. Dividends issued in shares of Series B Preferred Stock in lieu of cash during 1996 and 1995 were valued at $1,651,000 and $3,154,000, respectively. The Series B Preferred Stock has a liquidation value of $1,050 per share and is convertible into shares of common stock of the Company at a conversion price of $10 per share. Commencing in 1999, the shares of Series B Preferred Stock are convertible into shares of common stock for designated periods at the then market price but not less than $5 per share. The Company has the option, at any time, to exchange the Series B Preferred Stock for 6% Convertible Subordinated Notes. The Company, at its option, may redeem the Series B Preferred Stock at any time after April 15, 1997, at an amount equal to 105.25% of the liquidation value which reduces annually to 100% of the liquidation value in 2004. On April 15, 2004, the Company is required to redeem all outstanding Series B Preferred Stock. The redemption price shall be paid, at the Company's option, in cash or in shares of common stock. The Series B Preferred Stock issued to the Purchasers entitles the holder to vote (on an as-converted basis) with the common shares as a single class on all matters on which the Company's common shareholders vote. A Registration Agreement, dated April 15, 1994, gives the Purchasers demand and incidental registration rights, as defined, with respect to the Series B Preferred Stock, common stock issued upon conversion, or notes issued in an exchange for such Series B Preferred Stock.

Cash Dividends

As a result of the dividend restrictions imposed by its credit facilities, the Company was precluded from paying cash dividends on its capital stock for the three years ended December 31, 1996. The terms of the Company's Series B and Series C Preferred Stock, 10.125% Senior Subordinated Notes and 7% Convertible Subordinated Notes also have limitations on the payment of cash dividends.

GECC has agreed that, for as long as there is no default in the payment of principal or interest or any other default causing the acceleration of indebtedness, the Company would be permitted to pay cash dividends on its Series C Preferred Stock. A similar agreement was also entered into with respect to payment of cash dividends under the Series B Preferred Stock for 1996 with respect to the July and October quarterly dividend payments.


(8)  INCOME TAXES
     ------------

In accordance with SFAS 109, deferred income taxes reflect the impact of temporary differences between values recorded for assets and liabilities for financial reporting purposes and the values utilized for measurement in accordance with current tax laws. SFAS 109 requires the Company to record the net deferred tax benefits of net operating loss and tax credit carryforwards, if realization is more likely than not.

The components of loss before income taxes consist of (in thousands):

                                        Year ended December 31,
                                 ----------------------------------

                                   1996          1995          1994
                                 --------      --------      --------
Domestic                         $(12,249)     $ (3,337)     $(14,539)
Foreign                             3,264       (24,897)      (16,934)
                                 --------      --------      --------
                                 $ (8,985)     $(28,234)     $(31,473)
                                 ========      ========      ========


The provision (benefit) for income taxes consists of (in thousands):

                                       Year ended December 31,
                                 -----------------------------------

                                   1996          1995          1994
                                 --------      --------      --------

Current :
 Federal                         $  (740)      $      -      $      -
 State                                 -              -             -
 Foreign                           1,865         (1,005)          339
                                 --------      --------      --------
                                   1,125         (1,005)          339
                                 --------      --------      --------

Deferred:
 Federal                          (1,310)        (3,038)         (127)
 State                                 -              -        (1,327)
 Foreign                               -          3,038         2,615
                                 --------      --------      --------
                                  (1,310)             -         1,161
                                 --------      --------      --------

                                 $  (185)      $ (1,005)     $  1,500
                                 =======       ========      ========


Income taxes recorded by the Company differ from the amounts computed by applying the statutory U.S. federal income tax rate to the loss before income taxes. The following schedule reconciles the income tax benefit at the statutory rate and the actual income tax provision (benefit) as reflected in the Consolidated Statements of Operations (in thousands):


                                                   YEAR ENDED DECEMBER 31,
                                            ------------------------------------
                                                  1996        1995       1994
                                                  ----        ----       ----
Loss before income taxes                        $(8,985)   $(28,234)   $(31,473)
                                                =======    ========    ========

Tax benefit at the federal statutory rate        (3,055)     (9,600)    (10,701)

Tax on deemed repatriation of
  foreign earnings                                5,896         861       3,233

State income taxes, net of the
  federal tax provision (benefit)                     -           -      (2,567)

U.S. benefit for foreign tax credits               (645)          -        (798)

Impact of foreign operations                        478      10,498       9,139

Limitation on utilization of domestic
  tax benefits                                   (3,821)        271         883

Deductible shutdown expenses                     (1,176)    ( 4,438)          -

Amortization of nondeductible expenses            1,568       1,716       1,678

Other                                               570        (313)        633
                                                -------    --------    --------
                                                $  (185)   $ (1,005)   $  1,500
                                                =======    ========    ========

The tax effects of the significant temporary differences giving rise to the Company's deferred tax assets (liabilities) for the years ended December 31, 1996, 1995 and 1994, which the adoption of SFAS 109 has required the Company to recognize, are as follows (in thousands):

                                                  1996        1995       1994
                                                  ----        ----       ----
Current:
 Sales and product allowances                   $ 7,149    $  3,524    $  4,240
 Co-operative advertising                         4,855       4,320       4,343
 Receivable reserves                              1,147       1,071         811
 Obsolescence reserve                             2,112       1,503       4,451
 State temporary differences                      4,214       3,195       3,307
 Other                                            5,790       2,865       3,551
                                                -------    --------    --------
                                                 25,267      16,478      20,703
 Valuation allowance                             (5,531)     (3,470)     (3,472)
                                                -------    --------    --------
                                                $19,736    $ 13,008    $ 17,231
                                                =======    ========    ========

Noncurrent:
 Net operating losses                           $73,698    $ 85,337    $ 61,134
 State temporary differences                     13,866      11,186       9,672
 Foreign tax credits                                  -       7,221       6,068
 Depreciation                                     4,304       1,517      (1,002)
 Other                                            3,167       2,036       1,371
                                                -------     -------     -------
                                                 95,035     107,297      77,243
 Valuation allowance                            (71,872)    (78,737)    (53,511)
                                                -------     --------    -------
                                                $23,163    $ 28,560    $ 23,732
                                                =======     ========    =======

Management believes, considering all available evidence, including the Company's history of earnings from prior years (after adjustments for nonrecurring items, restructuring charges, permanent differences, and other appropriate adjustments), and after considering appropriate tax planning strategies, it is more likely than not that the Company will generate sufficient taxable income in the appropriate carryforward periods to realize the benefit of certain net operating losses and future deductible temporary differences. The total net deferred tax assets (both current and noncurrent) have been reduced to the amount management considers realizable by establishing valuation allowances aggregating $77,403,000. Based on the weight of available evidence, management has concluded that more likely than not, its future taxable income will be sufficient to support the current recognition of total net deferred tax assets of $42,899,000.

The valuation allowances have been established due to management's analysis indicating that certain tax credit and net operating loss carryforwards, the use and life of which are limited under the income tax laws, may expire prior to their full utilization. The valuation allowances include $15,865,000 related to the preacquisition net operating losses of Matchbox. Any subsequently recognized benefits related to these net operating losses will be allocated to reduce goodwill.

The net decrease of $4,804,000 in the valuation allowance for deferred tax assets in 1996 relates primarily to expired foreign net operating loss carryforwards and deducted domestic foreign tax credit carryforwards for which valuation allowances had been previously provided.

As of December 31, 1996, the Company had domestic net operating loss carryforwards for federal income tax purposes of $46,843,000, exclusive of the Matchbox net operating loss carryforwards discussed below. These net operating loss carryforwards are available to reduce future federal taxable income and expire in the years 2008, 2009 and 2010. The Company's international subsidiaries have, in the aggregate, approximately $131,015,000 of tax loss carryforwards available at December 31, 1996. These tax losses are available to reduce the originating subsidiary's future taxable income and have varying expiration dates.

The Company has general business credit carryovers of $702,000 at December 31, 1996. The Company's future federal income tax liability can be reduced by the general business tax credits through the year 2009 and the credits expire as follows (in thousands):

     Year of Expiration     General Business
     ------------------     ----------------
          1997                    $ 24
          1998                      47
          1999                     112
          2000                      60
      2001 to 2009                 459
                                  ----
                                  $702
                                  ----

The Company also has nonexpiring alternative minimum tax credits totalling $1,422,000. Additionally, the Matchbox domestic companies have regular and alternative minimum tax net operating loss carryforwards of approximately $46,662,000 which may expire during the years 2001 to 2004. These Matchbox loss carryforwards are subject to an annual limitation and can only be used to offset taxable income of the Matchbox domestic companies.

Accumulated net undistributed earnings of the Company's foreign subsidiaries included in accumulated deficit were $113,616,000 at December 31, 1996. The Company has not recognized a deferred tax liability of $28,445,000 for the undistributed earnings of its foreign subsidiaries at

December 31, 1996 since the Company currently does not expect these earnings to be remitted to the U.S. in the foreseeable future. A deferred tax liability will be recognized when the Company expects that it will recover the undistributed earnings in a taxable manner, such as through receipt of dividends, a loan of the unremitted earnings to the Company or one of its U.S. affiliates, or a sale of a foreign subsidiary's stock.

The Internal Revenue Service ("IRS") has examined the consolidated federal income tax returns of Tyco Toys, Inc. for the fiscal years ended August 31, 1987 through December 31, 1992. The Company reached a settlement that did not materially affect the results of operations (including realization of net operating loss and tax credit carryforwards), financial condition or liquidity of the Company. In addition, the IRS has notified Tyco that they will be examining the December 31, 1993 and 1994 consolidated Tyco Toys, Inc. and Subsidiaries federal income tax returns. While there are no assurances as to the outcome of the examinations, the Company does not believe that the outcome will materially affect the results of operations (including realization of net operating loss and tax credit carryforwards), financial condition or liquidity of the Company.

(9)  LEASE COMMITMENTS
     -----------------

The Company leases facilities and equipment under noncancellable operating leases generally with terms of up to ten years. Most leases contain escalation and renewal clauses and require the Company to pay real estate taxes and utility charges. Aggregate rental expense for operating leases was $12,943,000, $15,523,000 and $14,945,000 for the years ended December 31, 1996, 1995 and
1994, respectively.

Future minimum lease commitments aggregating $57,677,000 are payable as follows:
1997 - $12,187,000; 1998 - $10,194,000; 1999 - $8,146,000; 2000 - $5,935,000;
2001 - $4,891,000 and thereafter - $16,324,000.


(10)  COMMITMENTS AND CONTINGENCIES
      -----------------------------

Letters of Credit

The Company was contingently liable for open letters of credit of approximately $9,035,000 at December 31, 1996.

Foreign Exchange Risk Management

The primary focus of the Company's foreign exchange risk management program is to reduce earnings and cash flow volatility due to foreign exchange rate fluctuations. In accordance with this policy, the Company enters into foreign currency forward exchange contracts and options as hedges of inventory purchases and various other intercompany transactions. The credit risks associated with the Company's foreign currency forward exchange contracts and options are controlled through the evaluation and monitoring of the creditworthiness of the counterparties. Although the Company may be exposed to losses in the event of nonperformance by the counterparties, the Company does not expect such losses, if any, to be significant.

At December 31, 1996, the Company had outstanding foreign currency forward exchange contracts totalling $67,509,000 to purchase U.S. dollars. The principal currencies being hedged are the Belgian franc, British pound, Australian dollar and Canadian dollar. The Company also had an option to purchase US dollars with Mexican Pesos totalling $5,500,000 which was settled in February 1997. Foreign currency forward exchange contracts and options expire within twelve months.


Guaranteed Royalties

The Company markets its products under a variety of trademarks, some of which are not owned by the Company and for which the Company pays a royalty. For the years ended December 31, 1996, 1995 and 1994, the Company incurred $34,491,000, $33,016,000 and $33,079,000 in royalty expense, respectively. Certain license agreements require minimum guaranteed royalty payments over the term of the license. At December 31, 1996, the Company was committed to pay total minimum guaranteed royalties aggregating $79,252,000 which are payable as follows:
1997 - $13,648,000; 1998 - $12,652,000; 1999 - $14,027,000; 2000 - $12,601,000;
2001 - $13,129,000 and thereafter - $13,195,000.

Guaranteed Purchases

In the ordinary course of business, the Company has entered into guaranteed purchase agreements with certain suppliers to ensure the timely delivery and availability of product. As of December 31, 1996, the Company was committed for purchases aggregating $9,158,000 from its suppliers.


LEGAL PROCEEDINGS

Italian Litigation

In 1994, court action was initiated against the Company in Milan, Italy by a plaintiff who is the former managing director of the Company's Italian subsidiary; the claims alleged breach of a letter of intent for the sale of the subsidiary. In May 1996, the Company received a favorable ruling in this litigation, and the Milan Tribunal assessed damages, certain costs, and attorney's fees against the plaintiff. In the opinion of the management and its outside counsel any appeal of this decision is not likely to have a material adverse impact on the Company's earnings, financial condition or liquidity.


U.S. Customs

In 1992, the U.S. Customs Service issued a penalty notice of an assessment for lost duty in the amount of $1,500,000, penalties for gross negligence of $5,800,000, and penalties for fraud of $5,600,000. All of the claims arise from activities of the Company's View-Master subsidiary for periods prior to its acquisition by the Company in 1989. Management and the Company's outside counsel are of the opinion that the Company has legal and factual defenses to the penalty claims made by the U.S. Customs Service, and that the outcome of the proceedings relating to these claims, which proceedings may be protracted, are not likely to have a material adverse impact on the earnings, financial condition or liquidity of the Company.

Other Litigation

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's earnings, financial condition or liquidity.

(11)  DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
      ----------------------------------------------------

The estimated fair value amounts have been determined by the Company using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Company believes that the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and other current liabilities are a reasonable estimate of their fair values at December 31, 1996 and 1995.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Long-term debt - The fair value of the Company's publicly-issued debt is based
--------------
on the quoted market prices for that debt. Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues not quoted on an exchange. The carrying amounts and estimated fair values of long-term debt are as follows (in thousands):



                                              December 31,
                             --------------------------------------------
                                    1996                     1995
                             ---------------------   --------------------
                             Carrying   Estimated    Carrying   Estimated
                              Amount    Fair Value    Amount   Fair Value
                              ------    ----------    ------   ----------
     Publicly-issued         $126,500   $132,667     $126,500   $114,324
     Privately-issued          21,095     21,095       21,733     21,733

Investments - It was not practicable to estimate the fair value of privately-
-----------
held investments of $5,200,000 and $5,800,000 at December 31, 1996 and 1995, respectively, due to the lack of quoted market prices and the excessive cost involved in determining such fair value.

Foreign currency forward exchange contracts - The Company had commitments
-------------------------------------------
under foreign currency forward exchange contracts in various foreign currencies totalling approximately $67,509,000 and $33,141,000 as of December 31, 1996, and 1995, respectively. Based on quoted market rates, the carrying amounts of these items approximated their fair value at December 31, 1996 and 1995.

The fair value estimates presented herein were based on pertinent information available to management of the Company as of December 31, 1996 and 1995. Although management is not aware of any factors that would have a significant adverse effect on the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and current estimates of fair value may differ significantly from the amounts presented herein.

(12)  BUSINESS SEGMENT INFORMATION
      ----------------------------
Product Development and Packaging Design Costs

The Company incurred product development and packaging design costs of approximately $20,933,000, $20,740,000 and $17,519,000 for the years ended
December 31, 1996, 1995 and 1994, respectively.

Major Customer Information

For the years ended December 31, 1996, 1995 and 1994, Toys "R" Us, Inc., a chain of retail toy stores, accounted for approximately 27%, 25% and 27%, respectively, of net sales. For the three years ended December 31, 1996, Wal-Mart Stores, Inc., a chain of discount stores, accounted for approximately 14%, 13% and 10%, respectively, of net sales. No other customer accounted for more than 10% of the Company's net sales for these periods.

Product Line Information

The Company is engaged primarily in one segment which is the design, development, manufacture and distribution of a variety of toy products.

Geographic Information

Information with respect to legal entity net sales, operating income (loss), and identifiable assets by geographic area for the three years ended December 31, 1996 is presented as follows (in thousands):

                                     Year ended December 31,
                               ------------------------------------
                                   1996         1995         1994
                                   ----         ----         ----
Net sales:
North America                  $ 476,377    $  470,045    $ 464,751
Far East                         273,910       222,625      239,208
Europe and Pacific Rim           195,392       189,889      264,736
                               ---------    ----------    ---------
                                 945,679       882,559      968,695
Intercompany                    (224,725)     (173,450)    (215,597)
                               ---------    ----------    ---------
                               $ 720,954    $  709,109    $ 753,098
                               =========    ==========    =========

Operating income (loss):
North America                  $  (1,659)   $    8,299    $ (11,240)
Far East                          23,023        10,176       13,221
Europe and Pacific Rim            (6,532)      (20,746)      (1,830)
                               ---------    ----------    ---------
                                  14,832        (2,271)         151
Intercompany                         195           (11)         484
                               ---------    ----------    ---------
                               $  15,027    $   (2,282)   $     635
                               =========    ==========    =========

Identifiable assets:
North America                  $ 537,983    $  510,547    $ 525,389
Far East                          89,393       104,717      125,449
Europe and Pacific Rim           116,125       133,023      182,994
                               ---------    ----------    ---------
                                 743,501       748,287      833,832
Intercompany                     (97,162)     (133,155)    (163,197)
                               ---------    ----------    ---------
                               $ 646,339    $  615,132    $ 670,635
                               =========    ==========    =========

Intercompany Pricing

Intercompany sales are made on a basis intended to reflect the market value of the products. Sales generated by the Company's operations in the Far East substantially represent export sales to the Company's subsidiaries and unaffiliated customers in North America, Europe and the Pacific Rim.


(13) SELECTED QUARTERLY FINANCIAL DATA
     ---------------------------------
    (UNAUDITED)

Summarized quarterly financial data for 1996 and 1995 is as follows (in thousands, except per share data):

                                                            QUARTER
                                      ----------------------------------------------------
1996                                  FIRST          SECOND           THIRD         FOURTH
----                                  -----          ------           -----         ------
Net Sales                          $ 95,768        $140,590        $256,369       $228,227
Gross Profit                         40,635          61,050         112,809        102,367
Net Income (Loss)                   (10,197)         (3,769)         12,523         (7,357) [3]

Net Income (Loss) Applicable to
  Common Shareholders               (11,024)         (4,658)          9,685        (10,194) [3]


Net Income (Loss) Per Common
Share:
 Primary                              (0.32)          (0.13)           0.28          (0.29)[3]
 Fully Diluted                        (0.32)          (0.13)           0.22          (0.29)[3]


1995
----
Net sales                          $116,060        $151,692        $226,285       $215,072
Gross profit                         49,103          63,830          95,583         84,357
Net income (loss)                    (6,669)         (8,835) [1]      5,546        (17,271) [2]

Net income (loss) applicable to
  common shareholders                (7,453)         (9,625) [1]      4,738        (18,089) [2]

Net income (loss) per common share    (0.21)          (0.28) [1]       0.14          (0.52) [2]

[1] Reflects a $4,900,000 restructuring charge representing the consolidations in the International and Preschool businesses.

[2] Reflects a $4,000,000 restructuring charge primarily related to the closure of a manufacturing facility in Temse, Belgium.

[3] Reflects approximately $7,000,000 of merger related costs (primarily employee benefits).


(14)  RELATED PARTIES
      ---------------

Taiyo Kogyo

The Company owns an 18.5% interest in Taiyo Kogyo Co., Ltd. (Taiyo Kogyo), the Company's exclusive radio control vehicle manufacturer. No single manufacturer other than Taiyo Kogyo supplies the Company with more than 10% of its products.

(15)  MATTEL MERGER
      -------------

On November 17, 1996 the Company and Mattel, Inc. ("Mattel") entered into a definitive Merger Agreement ("the Merger Agreement"). On March 27, 1997, pursuant to the Merger Agreement, as amended, (i) Tyco was merged into Mattel (the Merger), (ii) each outstanding share of Tyco common stock was converted into the right to receive common stock of Mattel having a value of $12.50 in accordance with an exchange ratio provided that no more than .51129 or less than
 .37791 of a share of Mattel's common stock will be issued for each Tyco common share, (iii) each outstanding share of Series B Preferred Stock of Tyco was converted into one share of Series B Preferred Stock of Mattel with economic terms as nearly equivalent as possible to and with the same voting and other rights as corresponded to the Tyco Series B Preferred Stock and (iv) each outstanding share of Series C Preferred Stock of Tyco was converted into the right to receive one share of Mattel Series C Preferred Stock having substantially the same rights and preference as the Tyco Series C Preferred Stock.

The merger was approved by shareholder vote on March 20, 1997 and consummated on March 27, 1997.

                                  SIGNATURES
                                  ----------

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               MATTEL, INC.
                                               Registrant

                                               By: /s/ Leland P. Smith
                                                   -----------------------------
                                                   Leland P. Smith
                                                   Assistant Secretary and
        Date: April 17, 1997                       Assistant General Counsel
              --------------